Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Provides Business Update Related to

COVID-19 and Reports First Quarter 2020 Financial Results

WINTER PARK, Fla.—(BUSINESS WIRE)—May 8, 2020—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today provided a business update on the impact of the COVID-19 pandemic, and reported unaudited financial results for its first quarter ended March 29, 2020.

COVID-19 Business Update:

During the first quarter of 2020, the Company began to experience the impact of the COVID-19 pandemic on its business. While first limited to franchise locations in Asia, by the middle of March, the effect of the pandemic was felt throughout the Company’s entire operations. These effects have continued in the second quarter, resulting in a significant decline in sales and traffic. During April, Ruth’s Chris dining rooms were closed in all domestic U.S. locations, and the Company transitioned its services to take-out and delivery operations.

The Company has taken several steps to leverage its Ruth’s Anywhere program by offering simplified, menu options, as well as expanding significantly its participation in third-party delivery networks and more recently launching online ordering and payment. The Company is currently operating take-out and delivery in 56 Company-owned restaurants and 30 Company-owned and managed restaurants have been closed. All dining rooms in Company-owned restaurants remain closed.  Of the 73 franchisee-owned restaurants, 14 restaurants are open, 28 are operating take-out and delivery and 31 are closed. In April 2020, comparable restaurant sales decreased 83.5% from the prior year for Company-owned restaurants that were open for take-out and delivery and average weekly sales were $19.2 thousand.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “I want to express my extreme gratitude to the incredible group of people that I have the privilege of serving with – our Ruth’s Chris team members and franchise partners.  It is no surprise to me that they have risen to meet this unique challenge. Our brand has a rich history of successfully responding to adversity and I am enormously proud of the tireless efforts of our people to transform our business and continue to take care of our guests.  We are planning for the re-opening of our dining rooms and welcoming our guests and employees back with their safety and well-being remaining our primary concern.”

In response to the business disruption caused by the COVID-19 outbreak, the Company has taken the following actions to enhance financial flexibility and increase available liquidity. The Company continues to engage in discussions with various parties to explore financing opportunities to further enhance its liquidity.

•	During the first quarter, the Company secured an amendment to, and borrowed the remaining availability under its $150.0 million revolving credit facility. The Company’s cash balance as of

March 29, 2020 was $70.8 million.
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In May, the Company entered into a Third Amendment to its Credit Agreement, which waived financial covenants until the first quarter of 2021, further relaxed the leverage covenant restrictions through the remainder of 2021, and added a monthly liquidity covenant.  The Company’s cash balance as of May 4, 2020 was $62.5 million.

•	The Company has suspended all new restaurant construction and non-essential capital expenditures, which are expected to lower annual capital expenditures by over $35 million.
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The Company has suspended its quarterly cash dividend, share repurchases and made significant reductions in ongoing operating expenses, including conducting a furlough and reducing base salaries of all non-furloughed team members.

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As a result of these actions, the Company expects its average weekly cash-burn rate for the remainder of the second quarter to be $2.4 million per week, which includes partial rent payments, re-opening costs, and one-time COVID-19 expenses.  If the Company were unable to re-open its dining rooms, it estimates that the average weekly cash-burn would be below $2.0 million per week.

Highlights for the first quarter of 2020 were as follows:

•	Total revenues in the first quarter of 2020 decreased 9.4% to $108.5 million, compared to $119.7 million in the first quarter of 2019.
•	Net loss in the first quarter of 2020 was $3.8 million, or ($0.13) per diluted share, compared to net income of $13.9 million, or $0.47 per diluted share, in the first quarter of 2019.
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Net loss in the first quarter of 2020 included a loss on impairment of $8.7 million (which includes a $5.6 million impairment loss related to long-lived assets and a $3.1 million impairment loss related to territory rights) and $0.1 million income tax benefit related to the impact of discrete income tax items.  Net income in the first quarter of 2019 included $39 thousand acquisition-related expenses associated with the acquisition of the three restaurants from our Philadelphia and Long Island franchisee, and a $0.5 million income tax benefit related to the impact of discrete income tax items.

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Excluding these items, non-GAAP diluted earnings per common share were $0.09 in the first quarter of 2020, compared to $0.45 in the first quarter of 2019. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

•	During the first quarter of 2020, and prior to the impact of COVID-19, the Company returned $13.2 million through share repurchases.

Review of first quarter 2020 operating results

Restaurant sales in the first quarter of 2020 decreased 8.8% to $103.0 million compared to $113.0 million in the first quarter of 2019.  Average restaurant weekly sales were $96.0 thousand in the first quarter of 2020, a decrease of 13.8% compared to $111.4 thousand in the first quarter of 2019. The sales declines are attributed to the impact of COVID-19 on March sales.

Company-owned Sales

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Comparable restaurant sales at company-owned restaurants decreased 13.5% compared to the first quarter of 2019, which consisted of a 14.1% decrease in traffic, as measured by entrees, and an average check increase of 0.7%.

o	Through the end of February, comparable restaurant sales increased 2.2%, including flat traffic and an average check increase of 2.2%.
o	Comparable restaurant sales in March declined 50.5%
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Notwithstanding the impact of COVID-19 on business operations, 83 Company-owned Ruth’s Chris Steak House restaurants were in operation at the end of the first quarter of 2020, compared to 78 Ruth’s Chris Steak House restaurants at the end of the first quarter of 2019.  Total operating weeks for the first quarter of 2020 increased to 1,073 from 1,014 in the first quarter of 2019.

Franchise Income

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Franchise income in the first quarter of 2020 was $3.6 million, down 20.4% compared to the first quarter of 2019. The reduction in franchise income was primarily due to decreased franchise operations caused by COVID-19.

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Notwithstanding the impact of COVID-19 on business operations, 73 franchisee-owned restaurants were in operation at the end of the first quarter of 2020 compared to 76 at the end of the first quarter of 2019 due to the previously completed acquisition of the three restaurants from our Philadelphia and Long Island franchisee.

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Many of the franchisee-owned locations are experiencing similar disruptions to their business, and as a result, the Company has waived franchise royalty requirements until their dining rooms have re-opened.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, increased 150 basis points to 29.7% as compared to the first quarter of 2019, primarily driven by a 3.7% increase in total beef costs.
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Restaurant operating expenses, as a percentage of restaurant sales, increased 650 basis points to 53.9% as compared to the first quarter of 2019, primarily due to sales deleveraging as a result of limited restaurant operations caused by COVID-19.

•	Marketing and advertising costs, as a percentage of total revenues, increased 15 basis points to 3.2% as compared to the first quarter of 2019.
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General and administrative expenses, as a percentage of total revenues, increased 10 basis points to 7.4% as compared to the first quarter of 2019.  The increase as a percentage of total revenues, was primarily due to revenue deleveraging as a result of limited restaurant operations caused by COVID-19.

•	Pre-opening costs were $0.5 million in the first quarter of 2020, compared to $0.1 million in the first quarter of 2019 due to the timing of new restaurant openings.

Debt and Equity Update

The Company has suspended its quarterly cash dividend and share repurchases.

During the first quarter, and prior to the impact of COVID-19 on business operations, the Company repurchased approximately 902 thousand shares for $13.2 million, at an average price of $14.66 per share. Approximately $41.6 million remains under the current $60 million share repurchase authorization, however the Company has no plans for additional share buybacks at the current time.

At the end of the first quarter, the Company had $145 million in debt outstanding under its senior credit facility.

Financial Outlook

Due to the ongoing uncertainty around the duration and severity of the COVID-19 pandemic, the company has withdrawn its financial guidance for fiscal year 2020.

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss first quarter 2020 financial results today at 8:00 AM Eastern Time.  Hosting the call will be Cheryl J. Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-407-9039. A replay will be available one hour after the call and can be accessed by dialing 1-844-512-2921; the password is 13702850. The replay will be available until Friday, May 15, 2020. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings and acquisitions, capital expenditures, strategy, financial outlook, cash burn rate, our effective tax rate and the impact of healthcare inflation and recent accounting pronouncements, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the negative impact the COVID-19 pandemic has had and will continue to have on our business, financial condition and results of operations reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s credit agreement; changes in, or the suspension or discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; and the inability to secure additional financing on terms acceptable to the Company. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH’S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations – Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 29,	March 31,
	2020	2019

Revenues:
Restaurant sales	$103,040	$112,986
Franchise income	3,626	4,558
Other operating income	1,870	2,197
Total revenues	108,536	119,741
Costs and expenses:
Food and beverage costs	30,626	31,848
Restaurant operating expenses	55,554	53,603
Marketing and advertising	3,438	3,629
General and administrative costs	8,031	8,751
Depreciation and amortization expenses	5,822	4,969
Pre-opening costs	477	98
Loss on impairment	8,697	—
Total costs and expenses	112,645	102,898
Operating income (loss)	(4,109)	16,843
Other income (expense):
Interest expense, net	(628)	(405)
Other	33	2
Income (loss) before income taxes	(4,704)	16,440
Income tax expense (benefit)	(886)	2,529
Net income (loss)	$(3,818)	$13,911

Basic earnings (loss) per share	$(0.13)	$0.48

Diluted earnings (loss) per share	$(0.13)	$0.47

Shares used in computing net income per common share:
Basic	28,287,261	29,275,501
Diluted	28,287,261	29,903,511
Dividends declared per common share	$0.15	$0.13

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding loss on impairments, acquisition costs and certain discrete income tax items. We exclude the impact of the acquisition related costs and loss on impairment, and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure – Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended
	March 29,	March 31,
	2020	2019
GAAP Net income (loss)	$(3,818)	$13,911
GAAP Income tax expense (benefit)	(886)	2,529
GAAP Income from continuing operations before income taxes	(4,704)	16,440
Adjustments:
Franchisee acquisition costs	—	39
Loss on impairment	8,697	—
Adjusted net income before income taxes	3,993	16,479
Adjusted income tax expense (1)	(1,300)	(2,538)
Impact of excluding certain discrete income tax items	(79)	(483)
Non-GAAP net income	$2,614	$13,458

GAAP diluted earnings (loss) per common share	$(0.13)	$0.47

Non-GAAP diluted earnings per common share	$0.09	$0.45

Weighted-average number of common shares outstanding - diluted	28,573,114	29,903,511

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.